Exhibit 99.1

Media Contact:

Anthony Hulen

Executive Director, Corporate Affairs

anthony.hulen@regi.com

(703) 822-1972

Investor Relations Contact:

Todd Robinson

Director, Investor Relations

todd.robinson@regi.com

(515) 239-8048

Renewable Energy Group Revises Third Quarter Guidance, Gives Geismar Update

(AMES, IA)—Renewable Energy Group, Inc. (NASDAQ:REGI) announced today that the Company is revising its earnings guidance for third quarter 2015.

REG now expects to report a net loss of $9 million to $15 million and non-GAAP adjusted EBITDA in the range of negative $7 million to negative $13 million, which is below the Company’s prior guidance of adjusted EBITDA in the range of $0 to $10 million.

“Throughout the quarter, we experienced a volatile commodity environment coupled with a significant decline in RIN prices,” said REG President and CEO Daniel J. Oh. “Feedstock prices did not decline as significantly as energy prices and RINs during the quarter, mainly due to continued high industry production levels in anticipation of a retroactive reinstatement of the federal biodiesel mixture excise tax credit.”

If the tax credit is retroactively reinstated as anticipated, the net benefit to REG for the quarter would be between $35 million and $40 million.

The Company also gave a time range for resumption of production at its Geismar, LA renewable hydrocarbon diesel biorefinery following the September 3 fire at the plant.

“Our first priority at Geismar remains the recovery of our employee and the three contractors who were injured,” said Oh. “Our thoughts and prayers remain with them and their families.”

“The structural damage from the September fire was far less than the April incident. We continue to have great confidence in the technology and facility. Our current estimate is that our team will have the plant back online by the end of January.”

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Note Regarding Use of Non-GAAP Financial Measures

In this press release, the Company presents adjusted EBITDA, a non-GAAP measure. A reconciliation of adjusted EBITDA to net income determined in accordance with GAAP is included in the table below. We have included adjusted EBITDA in this press release in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and comparable basis and as a factor in determining incentive compensation for Company executives. Accordingly, we believe that adjusted EBITDA provides useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

The following table sets forth a reconciliation of the preliminary range of adjusted EBITDA for the third quarter to net loss computed in accordance with GAAP:

	(in millions)
	Three months ended
	September 30, 2015
	Range
Adjusted EBITDA	Low	High
Net loss	(14.6)	(8.6)
Depreciation and amortization	7.6	7.6
Stock based compensation	1.2	1.2
Interest expense	1.9	1.9
Other	(9.1)	(9.1)

Adjusted EBITDA	(13.0)	(7.0)

About Renewable Energy Group

Renewable Energy Group, Inc. is a leading North American advanced biofuels producer and developer of renewable chemicals. REG utilizes a nationwide production, distribution and logistics system as part of an integrated value chain model to focus on converting natural fats, oils and greases into advanced biofuels and converting diverse feedstocks into renewable chemicals. With 11 active biorefineries across the country, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuels and chemicals.

For more than a decade, REG has been a reliable supplier of advanced biofuels which meet or exceed ASTM quality specifications. REG sells REG-9000™ biomass-based diesel to distributors so consumers can have cleaner burning fuels that help diversify the energy complex and increase energy security. REG-9000™ biomass-based diesel is distributed in most states in the US. REG also markets ultra-low sulfur diesel and heating oil in the northeastern and midwestern US. For more information on REG visit our website at www.regi.com.

Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding its anticipated third quarter 2015 financial results, including net loss and adjusted EBITDA, its expectations regarding the retroactive reinstatement of the federal biodiesel mixture excise tax credit and its expectations regarding its Geismar, LA renewable hydrocarbon diesel biorefineries. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to finalization of the third quarter financial results, the failure of the federal biodiesel mixture excise tax credit to be reinstated retroactively, unexpected delays in our repair Geismar, LA biorefinery, and other risks and uncertainties described from time to time in REG’s quarterly reports on Forms 10-Q for the period ended June 30, 2015, annual report on Form 10-K for the year ended December 31, 2014 and other periodic filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.